Summary Description
                                of the Company's
                       Performance Incentive Award Program

     The Company maintains two cash bonus plans in which executive officers participate: (i) the Performance Incentive Award Program and (ii) the stockholder-approved Executive Incentive Plan. Generally, annual cash bonus awards made to the executive officers named in the Company's proxy statement are made under the Executive Incentive Plan, while awards to other executive officers are made under the Performance Incentive Award Program. The Executive Incentive Plan was previously filed with the SEC and is an exhibit to this Annual Report on Form 10-K. No employee is eligible to receive a bonus under both the Performance Incentive Award Program and the Executive Incentive Plan for any single performance year.

     The annual cash bonus award payable to each executive officer under the Performance Incentive Award Program is determined on a discretionary basis by the Compensation and Benefits Committee of the Board of Directors based upon a variety of factors. The Committee determines whether to make awards and individual award amounts based on a variety of factors, including the Company's achievement of overall and, if applicable, divisional financial goals, individual contribution toward achievement of the Company's objectives, effectiveness in carrying out Company initiatives, level of responsibility, other factors of individual performance, peer company comparisons, and prior salary and bonus levels. Annual awards under the Performance Incentive Award Program are normally awarded during the first quarter of the year with respect to the prior year's performance.